EXHIBIT 8.1
June 10, 2009
Exterran Holdings, Inc.
16666 Northchase Drive
Houston, Texas 77060
Ladies and Gentlemen:
In connection with the issuance by Exterran Holdings, Inc., a Delaware corporation (the “Company”), of an aggregate of up to $373,750,000 principal amount of the Company’s 4.25% Senior Convertible Notes due 2014 (the “Notes”) pursuant to
(i) its Registration Statement on Form S-3 (Registration No. 333-159718) (as amended through the date hereof, the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and
(ii) the related prospectus dated June 3, 2009, as supplemented by the prospectus supplement relating to the sale of the Notes dated June 5, 2009 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b)(5) under the Act, we are furnishing this opinion to you for filing as Exhibit 8.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).
The conclusions of law (which do not include your statements of your expectations) in the Prospectus under the caption “Material United States federal income tax considerations” are our opinion, subject to the limitations, qualifications and assumptions set forth therein. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of any change in fact, circumstance, law or other matter which may affect our opinion.
We hereby consent to the filing of this letter as Exhibit 8.1 to the Form 8-K. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ BAKER BOTTS L.L.P.